                                                                      EXHIBIT 99

                                                         [ALDERWOODS GROUP LOGO]

M E D I A  R E L E A S E


                              FOR IMMEDIATE RELEASE

          ALDERWOODS GROUP ANNOUNCES NET INCOME OF $7.1 MILLION FOR ITS
                             FIRST QUARTER OF 2002

May 6, 2002 - Alderwoods Group, Inc. (the Company) today announced financial results for the 12 weeks ended March 23, 2002, representing the Company's first quarterly operating period following its launch on January 2, 2002. Alderwoods Group's net income for the first quarter of 2002 was $7.1 million, while basic and fully diluted earnings per share were $0.18.

Revenue for the 12 weeks ended March 23, 2002 was $199.6 million. Funeral revenue was $131.9 million, representing 66.0% of the Company's total revenue for the period. Funeral services performed were 36,300, with average funeral revenue per service during the quarter of $3,629. The funeral gross margin was $34.0 million, or 25.8% of revenue.

Cemetery revenue for the first 12 weeks of 2002 was $39.2 million, representing 19.7% of total revenue for the quarter. The cemetery gross margin was $3.3 million, or 8.5% of revenue.

The Company's insurance operations, which sell a variety of life insurance products, primarily for the funding of pre-need funerals, generated revenue of $28.5 million, representing 14.3% of total revenue for the first quarter of 2002.

General and Administrative expenses totaled $11.3 million for the first quarter of 2002, representing 5.7% of total revenue for the quarter.

Pre-need production during the quarter was ahead of expectations, reflecting good progress in building sales. Pre-need funeral and cemetery contracts written during the first 12 weeks of the year totaled $38.7 million and $19.0 million, respectively.

Commenting on the Company's performance during the first quarter, Paul Houston, President and CEO, said: "We are encouraged that our volumes held up better than the industry's as a whole. After analyzing data from the Center for Disease Control, we believe that deaths in the United States fell approximately 3% during the first 12 weeks of the year compared to the same period in 2001. Our calls were down only about 1.9% on a comparable basis, thus outperforming the market. We also showed good cost control during the quarter, achieved satisfactory margins in light of actual volumes, and generated good cash from operations."



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LIQUIDITY AND CAPITAL RESOURCES

Operating cash flow in the first 12 weeks of 2002 was $14.6 million, while recurring free cash flow was $25.5 million. This was stronger than anticipated due primarily to the timing of cash interest expense and capital expenditures in the first quarter. The Company's cash position as at March 23, 2002 was $114.0 million, up from $101.6 million at the beginning of the year. Of cash and cash equivalents at March 23, 2002, approximately $11 million was committed to creditors under terms of the Plan of Reorganization of The Loewen Group (the predecessor company to Alderwoods Group). In addition to available cash, the Company's $75 million exit financing revolving credit facility remained undrawn, other than for $15.1 million of letters of credit.

DEBT REDUCTION

Earlier this year, the Company announced its intention to pay down in full, from existing cash resources, the $49.6 million of issued and outstanding 12.25% senior unsecured two-year notes. This transaction, which was completed on April 26, 2002, reduced the Company's total debt by almost 6.0%, to approximately $788 million.

John Lacey, Chairman of the Company, said: "Enhancing the capital structure of the Company is an important goal of ours. We are very comfortable with the actions taken during the first quarter to both improve our balance sheet and to invest in our operations. For example, we acquired seven funeral home locations in the United Kingdom during the first quarter for approximately $0.9 million, and also sold or closed 36 non-strategic funeral home and cemetery locations in North America for net proceeds of approximately $11.6 million."

2002 FINANCIAL GUIDANCE REMAINS UNCHANGED

In March, Alderwoods Group provided financial guidance for 2002 to the investor community, against which it plans to track its performance during the year. Following the first 12 weeks of 2002, the Company remains committed to achieving each of its key full-year (52-week) 2002 targets, recognizing the anticipated impact on future results of planned expenditures and seasonal factors, which generally lead to a weaker earnings performance during the second and third quarters of the fiscal year. The 2002 target ranges and corresponding first-quarter performance are provided below. (The target ranges presented are based on the assumption that no larger-scale acquisitions or divestitures will occur involving either funeral home or cemetery assets during the year.)




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PERFORMANCE COMPARED TO 2002 FINANCIAL GUIDANCE

                                                FISCAL 2002
                                                 (52-WEEK)       12 WEEKS ENDED
         2002 MEASURE                          TARGET RANGES     MARCH 23, 2002
         ------------                          --------------    --------------

Funeral home calls                              140-145,000          36,300
Revenue ($ millions)                             $835-$875           $199.6
Operating margins before G&A
     Funeral                                      22%-25%             25.8%
     Cemetery                                     10%-12%             8.5%
EBITDA ($ millions) (1)                          $140-$160            $41.3
Earnings per share ($) (2)                      $0.15-$0.35           $0.18
Recurring free cash flow ($ millions) (3)         $15-$25             $25.5

     (1) Earnings before interest, taxes, depreciation and amortization of capital assets and amortization of grave spaces (costs for depreciation and amortization of capital assets used in this calculation are taken from the Statement of Cash Flows).

     (2) Represents both basic and fully diluted earnings per share (calculations are based on a weighted average number of common shares outstanding during the quarter of 39.9 million for both basic and fully diluted earnings per share).

     (3) Cash provided by operations adjusted to exclude non-recurring items and then subtracting maintenance capital expenditures.

Company Overview

Launched on January 2, 2002, the Company is the second largest operator of funeral homes and cemeteries in North America. As of March 23, 2002, the Company operated 844 funeral homes, 198 cemeteries and 64 combination funeral home and cemetery locations in the United States, Canada and the United Kingdom. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, it operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

ADDITIONAL INFORMATION

The Company today announced that Bradley D. Stam, Senior Vice President, Legal and Asset Management, has indicated his intention to leave the Company effective June 7, 2002. CEO Paul Houston stated "Brad Stam has been a principal player in the Company's reorganization and a valued member of the management team. We thank him for his important contribution in the launching of Alderwoods Group and we respect his decision to step down at this time. Management is currently working with Mr. Stam on an orderly transition of his responsibilities."

Alderwoods Group was formed pursuant to the Plan of Reorganization of The Loewen Group, which became effective on January 2, 2002. Under terms of Loewen's Plan, substantially all of it assets and operations were taken over by Alderwoods Group on the Effective Date.


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While the Plan of Reorganization became effective on January 2, 2002, for accounting and reporting purposes it is reflected as at December 31, 2001, consistent with requirements of United States generally accepted accounting principles.

For more information about the Company's results, readers are directed to the Company's Form 10-Q, which will be filed with the United States Securities and Exchange Commission (SEC), and will be available in pdf format on the Company's website (www.alderwoods.com). When reviewing the Form 10-Q, readers are cautioned that the discussion of the Company's financial condition and results of operations compared to those of The Loewen Group Inc., included in the document, are not necessarily indicative of the results that may be expected for the full fiscal year or for any interim period. The lack of comparability reflects significant changes in the financial structure of the Company, the application of fresh start reporting as at December 31, 2001, confirmation and implementation of the Plan, changes in accounting policies and certain account classifications adopted upon emergence, and changes in the fiscal year and the length of quarterly periods. Comparisons with Loewen's historical data is included in the Form 10-Q consistent with SEC requirements.

BASIS OF PRESENTATION

The Company's financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles.

On March 6, 2002, the Company's Board of Directors approved a change in its fiscal year end from December 31st to the Saturday nearest to the last day of December in each year (whether before or after such date). This change is effective for fiscal year 2002, which will end on December 28, 2002.

In connection with the change in the fiscal year, the Company also realigned its fiscal quarters. The first and second fiscal quarters will each consist of 12 weeks and the third fiscal quarter will consist of 16 weeks. The fourth fiscal quarter will typically consist of 12 weeks, but this period may be altered, if necessary, in order to cause the fourth fiscal quarter to end on the same day as the fiscal year, as described above. As a result of this, the fourth fiscal quarter will consist of 13 weeks in certain years. Consistent with the realignment of its financial periods, the Company's first quarter of 2002 ended on March 23, 2002.

SAFE HARBOR

Certain statements contained in this media release, including, but not limited to, information regarding the status and progress of the Company's operating activities, the plans and objectives of the Company's management, assumptions regarding its performance and plans and the financial guidance it has provided, are forward looking in nature. Actual results may differ materially from those stated because of the following factors: The uncertainty of future revenue and revenue growth; the Company's leverage and ability to service debt; the outcome of pending legal and tax claims; the Company's ability to attract, train and retain an adequate number of sales people; fluctuations in the economy; changes to federal, state and local laws, regulations affecting revenues from trust funds, future tax rates, the volume and timing of pre-need sales of funeral and cemetery services and products, environmental matters and various other aspects of the funeral service industry; as well as variances in death rates and the use


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of cremation, and other factors which are referred to in the Company's periodic reports filed with the SEC.

CONFERENCE CALL

Alderwoods Group will host a conference call tomorrow afternoon (Tuesday, May 7, 2002) at 2:30pm Eastern time. A question and answer session will follow brief remarks by Paul Houston, President and CEO, John Lacey, Chairman, and Ken Sloan, Senior Vice President and Chief Financial Officer. The conference call dial-in number for U.S. and Canadian listeners is 877.297.5844, and the conference ID number is 3855790. International participants should call 706.634.1341.


CONTACT:     Mark Schroeter
             Manager, Communications
             Alderwoods Group
             Tel: 416.498.2753
             Fax: 416.498.2487
             Email: mark.schroeter@alderwoods.com






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ALDERWOODS GROUP, INC.

Consolidated Statement Of Operations (Unaudited)
Expressed in thousands of dollars except per share amounts and number of shares outstanding

                                                                                       12 WEEKS
                                                                                         ENDED
                                                                                    MARCH 23, 2002
                                                                                    --------------

Revenue
    Funeral                                                                            $ 131,859
    Cemetery                                                                              39,244
    Insurance                                                                             28,538
                                                                                       ---------
                                                                                         199,641
                                                                                       ---------
Costs and expenses
    Funeral                                                                               97,841
    Cemetery                                                                              35,923
    Insurance                                                                             23,314
                                                                                       ---------
                                                                                         157,078
                                                                                       ---------
                                                                                          42,563

General and administrative expenses                                                       11,320
                                                                                       ---------

Earnings from operations                                                                  31,243

Interest on long-term debt                                                                20,910
Other income                                                                                (514)
                                                                                       ---------

Earnings before income taxes                                                              10,847
Income taxes                                                                               3,736
                                                                                       ---------
Net income                                                                             $   7,111
                                                                                       =========


Basic and diluted earnings per Common share:
Net income                                                                             $    0.18
                                                                                       =========


Basic and diluted weighted average number of shares outstanding (thousands)               39,887
                                                                                       =========


Consolidated Balance Sheets
Expressed in thousands of dollars

                                                     MARCH 23,          DECEMBER 31,
                                                       2002                2001
                                                     ---------          ------------
                                                    (unaudited)

ASSETS
Current assets
    Cash and cash equivalents                       $   113,995         $   101,561
    Receivables, net of allowances                       66,612              73,952
    Inventories                                          23,706              27,235
    Other                                                26,875              23,345
                                                    -----------         -----------
                                                        231,188             226,093

Pre-need funeral contracts                            1,004,104           1,010,646
Pre-need cemetery contracts                             465,174             480,972
Cemetery property                                       152,189             151,767
Property and equipment                                  627,606             637,235
Insurance invested assets                               340,947             339,797
Deferred income tax assets                               18,774              16,250
Goodwill                                                566,471             565,838
Other assets                                             73,907              74,505
                                                    -----------         -----------
                                                    $ 3,480,360         $ 3,503,103
                                                    ===========         ===========


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
                                                     MARCH 23,          DECEMBER 31,
                                                       2002                2001
                                                     ---------          ------------
                                                    (unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued liabilities        $   170,746         $   185,426
    Current maturities of long-term debt                 32,220              17,396
                                                    -----------         -----------
                                                        202,966             202,822

Long-term debt                                          805,014             818,252
Deferred pre-need funeral contract revenue            1,009,032           1,018,236
Deferred pre-need cemetery contract revenue             343,259             350,884
Insurance policy liabilities                            310,601             304,825
Deferred income tax liabilities                          25,008              25,000
Other liabilities                                        41,636              43,732
                                                    -----------         -----------
                                                      2,737,516           2,763,751
                                                    -----------         -----------

Stockholders' equity
    Common stock                                            399                 399
    Capital in excess of par value                      739,215             738,953
    Retained earnings                                     7,111                --
    Accumulated other comprehensive loss                 (3,881)               --
                                                    -----------         -----------
                                                        742,844             739,352
                                                    -----------         -----------
                                                    $ 3,480,360         $ 3,503,103
                                                    ===========         ===========



Consolidated Statement of Cash Flows (Unaudited)
Expressed in thousands of dollars

                                                                  12 WEEKS
                                                                    ENDED
                                                                MARCH 23, 2002
                                                                --------------

CASH PROVIDED BY (APPLIED TO)
Operations
    Net income                                                     $   7,111
    Items not affecting cash
       Depreciation and amortization                                   7,556
       Loss on disposal of subsidiaries and investments                   80
       Deferred income taxes                                             (24)
    Other, including net changes in other non-cash
    balances                                                            (150)
                                                                   ---------
                                                                      14,573
                                                                   ---------

Investing
    Proceeds on disposition of assets and investments                 11,580
    Purchase of property and equipment and business                   (3,206)
    Purchase of insurance invested assets                           (120,944)
    Proceeds on disposition and maturities of insurance
    invested assets                                                  113,791
                                                                   ---------
                                                                       1,221
                                                                   ---------
Financing
    Increase in long-term debt                                           280
    Repayment of long-term debt                                       (3,640)
                                                                   ---------
                                                                      (3,360)
                                                                   ---------

Increase in cash and cash equivalents                                 12,434
Cash and cash equivalents, beginning of period                       101,561
                                                                   ---------
Cash and cash equivalents, end of period                           $ 113,995
                                                                   =========